NEUBERGER BERMAN INCOME FUNDS

TRUST CLASS
DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

       Neuberger Berman Short Duration Bond Fund

Date: October 31, 2011